                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement            [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Section 14a-6(e)(2))
[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[X]  Soliciting Material Under Rule 14a-12

                               IKOS SYSTEMS, INC.
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                (Name of Registrant as Specified in Its Charter)


                           MENTOR GRAPHICS CORPORATION
                               FRESNO CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]   No Fee Required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------
      (2)   Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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

FOR IMMEDIATE RELEASE

MENTOR GRAPHICS EXTENDS TENDER OFFER FOR IKOS SYSTEMS, INC.

WILSONVILLE, OR - March 11, 2002 - Mentor Graphics Corporation (Nasdaq: MENT) announced today that it has extended its $11.00 per share cash tender offer for all outstanding shares of the common stock of IKOS Systems, Inc. (Nasdaq: IKOS) to 12:00 Midnight, New York City time, on Friday, March 15, 2002, unless further extended. The tender offer was previously scheduled to expire at 12:00 Midnight, New York City time, on Friday, March 8, 2002.

Mentor Graphics noted that the Board of Directors of IKOS Systems, Inc. has again determined that Mentor Graphics' offer is superior to the Synopsys agreement and that IKOS is taking steps that may allow IKOS to sign the merger agreement that Mentor Graphics delivered to IKOS on January 16, 2002. Mentor Graphics stated that its merger agreement continues to be open for acceptance by IKOS.

As of the close of business on March 8, 2002, 565,002 shares of IKOS common stock had been validly tendered into the offer, which, together with the 841,600 shares already beneficially owned by Mentor, represents approximately 14.8% of IKOS' outstanding common stock (based upon 9,472,974 shares outstanding as of January 29, 2002). The shares tendered represent approximately 6.0% of the outstanding common stock.

Pursuant to its all cash tender offer, Mentor Graphics is offering to acquire IKOS Systems for $11.00 in cash per share of IKOS common stock. Mentor Graphics' offer is not subject to any financing condition. In addition, on January 16, 2002, Mentor Graphics delivered to IKOS a merger agreement executed by Mentor, which the IKOS Board of Directors has determined is superior to its existing Synopsys agreement.

IMPORTANT INFORMATION

Investors and security holders are urged to read any proxy statement regarding the proposed business combination described herein, a preliminary copy of which was filed on February 22, 2002 with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the tender offer statement, each such proxy statement (when it is available) and other documents filed by Mentor Graphics with the Commission at the Commission's web site at www.sec.gov. The tender offer statement, each such proxy statement (when it is available) and these other documents may also be obtained for free from Mentor Graphics by directing a request to Ryerson Schwark, Mentor Graphics' Director of Public and Investor Relations, at (503) 685-1660.

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of IKOS stockholders of IKOS by Mentor Graphics is available in a Schedule 14A filed by Mentor Graphics with the Commission pursuant to Rule 14a-12 on February 5, 2002. Investors and security holders may obtain a free copy of the Schedule 14A at the Commission's web sit at www.sec.gov.

ABOUT MENTOR GRAPHICS

Mentor Graphics Corporation (Nasdaq: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, Mentor Graphics reported revenues over the last 12 months of more that $600 million and employs approximately 3,000 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777; Silicon Valley headquarters are located at 1001 Ridder Park Drive, San Jose, California 95131-2314. World Wide Web site: www.mentor.com.

Mentor Graphics is a registered trademark of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.

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CONTACTS

Mentor Graphics Corporation             The Abernathy MacGregor Group
Ryerson Schwark                         Chuck Burgess
Tel: 503-685-1660                       Jason Thompson
                                        Tel: 212-371-5999